Exhibit 99.1
Contact:

For Immediate Release

March 30, 2010	Debbie Hancock (Investor Relations)	401-727-5401
	Wayne S. Charness (News Media)	401-727-5983
Hasbro, Inc. Announces Redemption of 2.75%
Convertible Senior Debentures Due 2021
Pawtucket, RI — March 30, 2010 — Hasbro, Inc. (NYSE:HAS) today announced that it had notified The Bank of Nova Scotia Trust Company of New York, as trustee under the applicable indenture, of its election to fully redeem on April 29, 2010 all of its remaining outstanding 2.75% Convertible Senior Debentures Due 2021 (the “Securities”) pursuant to the terms of the indenture. The aggregate principal amount currently outstanding of the Securities is approximately $132.2 million. The CUSIP number for these Securities is 418056 AN 7.
In accordance with the terms of the indenture, the Securities will be redeemed on April 29, 2010, at a redemption price of $1,011.31 per $1,000 principal amount of the Securities, equal to the par value thereof plus accrued and unpaid current cash interest to April 29, 2010, after which interest will cease to accrue.
At any time before the close of business on April 27, 2010, in accordance with the terms of the indenture, holders may convert their Securities into shares of Hasbro’s common stock, par value $0.50 per share, at a conversion rate of 46.2963 shares of the Hasbro’s common stock per $1,000 of principal amount thereof. Cash will be paid in lieu of fractional shares. Any Securities not so converted will be automatically redeemed on April 29, 2010. Hasbro expects to fund the redemption price with cash on hand.
The Bank of Nova Scotia Trust Company of New York, as trustee for the Securities under the indenture, is mailing a Notice of Redemption to all registered holders of the Securities. Copies of such Notice of Redemption and additional information relating to the procedure for redemption and/or conversion of the Securities may be obtained from The Bank of Nova Scotia Trust Company of New York by calling (212) 225-5427.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these Securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
About HASBRO
Hasbro, Inc. is a worldwide leader in children’s and family leisure time products and services with a broad portfolio of brands and entertainment properties. As a brand-driven, consumer-focused global company, Hasbro brings to market a wide range of toys, games and licensed products, from traditional to high-tech and digital, under well-known brand names such as TRANSFORMERS, PLAYSKOOL, NERF, LITTLEST PET SHOP, MY LITTLE PONY, G.I. JOE, TONKA, MILTON BRADLEY, PARKER BROTHERS, CRANIUM and WIZARDS OF THE COAST. Come see how we inspire play through our brands at www.hasbro.com. (C) 2010 Hasbro, Inc. All Rights Reserved.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release, including our expectations with respect to the redemption and/or conversion of the Securities, are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. Factors which might cause a difference between actual and expected events include: (i) the financial performance of Hasbro, Hasbro’s future financial needs and other opportunities of which Hasbro may become aware, as well as other changes in market conditions, and (ii) other factors which are discussed in Hasbro’s public announcements and SEC filings. Hasbro does not undertake any obligation to update these forward-looking statements for events occurring after the date of this press release.